Sportech PLC

Sportech PLC Annual Report and Accounts 2003

Exhibit 2

Sportech

The home gaming company

Giving our customers the power to decide.

Our unique range of distribution channels enables our growing customer base to access our range of gaming and betting products at their convenience.

This infrastructure enables us to develop and launch new products quickly and effectively.

Telephone

Over 700,000 registered telephone customers can place bets and play the Football Pools by calling our customer service centres. Offering betting and Football Pools in a simple telephone call.

Internet

Over 145,000 internet customers are registered at our gaming and betting sites, betdirect.net, littlewoodsgameon.com, littlewoodscasino.com and littlewoodspoker.com. Offering 24:7 gaming and betting, at the click of a mouse.

Collector network

Over 400,000 customers are visited weekly by our UK wide network of over 16,000 collectors. Offering Football Pools and instant win games, on the door-step.

Interactive television

Our interactive gaming and betting service on ITV (launches Summer 2004) and Sky provides access to a large, growing and attractive market, currently in excess of seven million households. Offering 24:7 gaming and betting in the home, at the touch of the red button.

Postal

Over 25,000 customers play the weekly Football Pools and Spot the Ball games by post. Offering football games through the letter-box.

Retail

Over 10,000 retail outlets nationwide stock our Football Pools and/or instant win products, including Sainsbury’s, Safeway and the Post Office. Offering Football Pools and instant win products in local stores and supermarkets.

Contents

2

Overview

2

Highlights

3

Chairman’s Statement

4

Managing Director’s Review

5

Business Focus: The Future
of Interactive Television Gaming
and Betting

6

Operating Review

6

Soft Gaming

8

Sports Betting

9

Corporate and Social Responsibility

10

Financial Review

12

Board of Directors

13

Senior Executives

14

Advisers

14

Company Information

15

Directors’ Report

18

Remuneration Report

23

Corporate Governance

26

Independent Auditors’ Report

28

Consolidated Profit and Loss Account

28

Reconciliation of Movement in Group Shareholders’ Funds

29

Balance Sheets

30

Consolidated Cash Flow Statement

31

Notes to the Financial Statements

53

Shareholder Information

53

To Access our Products

54

Notice of Annual General Meeting

56

Form of Proxy

Overview

Sportech PLC aims to be the pre-eminent supplier of gaming products to the home, where it already enjoys a unique distribution capability and extensive customer base. It will capitalise on the significant growth potential of the soft gaming market presented by the development of new media channels, by building on the strength of the famous Littlewoods Gaming brand and its diverse and flexible product range.

Highlights

•

Turnover increased by 6.5% to a record £207.9m (2002: £195.3m).

•

Profit before tax, goodwill amortisation and non-operating exceptionals unchanged at £12.0m; profit before tax £3.5m (2002: £4.6m).

•

Operating profit before goodwill amortisation at £18.6m (2002: £20.2m) impacted by costs associated with the development of the Group and lower horse racing betting margins. Operating profit £9.5m (2002: £11.4m).

•

Operating cash flow increased to £18.6m (2002: £18.1m).

•

Net debt reduced by £6.6m to £114.7m.

•

Strong cash flow from Football Pools, supporting increased investment in content delivery and new distribution channels, particularly television.

•

Continued progress in development of gaming partnership with ITV:

–

delivery of customer account registration technology and initial games on the ITVi service in late 2003;

–

exclusive contract with ITV commenced in March 2004; and

–

expansion of gaming and betting services underway, with joint consumer launch targeted for Summer 2004.

•

Earnings per share (EPS) before amortisation of goodwill of 1.49p (2002: 1.97p). Basic EPS was a loss of 0.04p (2002: profit of 0.49p).

Chairman’s Statement

The business is well placed to become a strong leisure and media operator and I am pleased to report that during the course of 2003 a number of significant strategic milestones were achieved.

The business delivered a satisfactory performance in 2003, which was a year in which we both positioned the business for, and invested in, the future.

We remain fully committed to our strategy of maximising the opportunities presented by new media and retail distribution channels to deliver entertainment-led gaming and sports betting to the mass market. The business is well placed to become a strong leisure and media operator and I am pleased to report that during the course of 2003 a number of significant strategic milestones were achieved:

•

incremental revenue streams were established within the new media distribution channels, which we are keen to exploit further;

•

interactive television gaming and customer registration technology was successfully trialled in conjunction with ITV, with expansion of this service planned throughout 2004; and

•

disposal of the former Rodime Technology Patents Portfolio for £0.9m secured value for shareholders and terminated our involvement in this non-core activity.

We welcome our new Managing Director, George Rushton, who comes to Sportech having established a long and successful career in the leisure industry. I look forward to working closely with George in the months ahead as our strategic plans unfold. I would also like to extend our thanks to Colin McGill, our previous Managing Director, for his considerable contribution in managing the business over the past three years.

We have made a positive start to the financial year and, under our new executive leadership, have great confidence in Sportech’s prospects as we continue to develop new distribution channels and revenue streams, which we expect will create significant value in the medium-term.

On behalf of the Board, I would like to acknowledge the commitment and loyalty of our employees and their enthusiastic contribution to the development of the business, and express our thanks.

David Mathewson

Chairman

26 March 2004

Managing Director’s Review

An increasing consumer appetite for entertainment gaming and sports betting, coupled with the evolution of new media distribution channels, presents a highly significant opportunity, which Sportech is ideally positioned to exploit.

I am delighted to have joined the Board of Sportech PLC, at what is an enormously exciting time. An increasing consumer appetite for entertainment gaming and sports betting, coupled with the evolution of new media distribution channels, presents a highly significant opportunity, which Sportech is ideally positioned to exploit.

The foundations for growth are already in place, Littlewoods Gaming offers an extensive and  flexible product range, and established and new mass market distribution channels.

My focus is to capitalise on these existing strengths in order to grow revenues, and to exploit further opportunities as these emerge.

The start of our exclusive contract with ITV, and the launch of Littlewoods Bet Direct on Sky Active, positions us at the forefront of the interactive television home gaming and betting arena. This offers exciting potential over the medium to long-term.

We are also seeking to enhance our traditional Soft Gaming business activities in order to broaden their appeal to a wider market and to further develop our retail distribution channels.

The growing popularity of on-line games also presents further potential. The initial success of littlewoodscasino.com and littlewoodspoker.com highlights the flexibility and appeal of the Littlewoods Gaming brand, and we will continue to develop and grow this profitable product range.

Actions are being implemented to address poor Sports Betting margin performance experienced in 2003. These will remain a key priority for 2004. In addition, we look forward to the launch of Littlewoods Bet Direct on ITV later this year.

I share the Chairman’s confidence in Sportech, and I look forward to driving the business forward and significantly expanding the delivery of Littlewoods Gaming products to the mass market.

George Rushton

Managing Director

26 March 2004

Business Focus The Future of Interactive Television Gaming and Betting

Littlewoods army of armchair punters

There are over 21 million viewing households in the UK. Currently, about one third have access to interactive services, a figure that is set to mushroom over the next seven years.

The start of our exclusive contract with ITV and the launch of Littlewoods Bet Direct on Sky Active positions us at the forefront of the interactive television home gaming and betting arena.

The Government has stated its aim to switch all analogue broadcasts to digital, provided certain criteria are met by 2010. While industry commentators predict that the switch will be delayed by a couple of years, we anticipate that the number of homes with the interactive television return path will increase by 9% annually to 16.5 million in 2010. At the same time we believe that technological developments will lead to massive improvements in interactive television capabilities, delivering a much faster and increasingly user friendly return path for gaming and betting applications.

The UK is widely recognised as a world-leader in interactive television and already boasts the highest number of digital homes in Europe. Viewer propensity to press the red button is increasing as all four of the UK’s major broadcasters, BBC, ITV, Channel Four and Sky, now offer interactive services, with the majority of major programme launches boasting an interactive element. While the BBC charter currently precludes it from interactive commerciality, the other broadcasters are keen to exploit this opportunity in order to develop new revenue streams and reduce customer churn.

National games such as the Football Pools, the Lottery and more recently the Euro-Lottery, have increased the popularity of gaming and betting among the mass market, generating an increasing desire for entertainment-led products and widening social acceptability. We believe the emergence of interactive television is extremely well timed to take advantage of this environment, as it provides:

•

access to the mass market, including individuals who might not usually seek out other forms of gaming or betting;

•

opportunities to link applications directly to programming content, in addition to stand-alone applications; and

•

a 24:7 product distribution channel, already established in over seven million UK homes.

Sportech is at the vanguard of this brand new entertainment experience and is ideally positioned to grow the interactive betting and gaming market at a number of levels, having invested in the technical and content expertise required to exploit this opportunity throughout 2003. Our exclusive contract with ITV which commenced in March 2004 makes Littlewoods Gaming the principal supplier of all interactive gaming and betting content behind ITV programming across all channels. Furthermore, our interactive betting service is now established on the Sky platform, and will be enhanced by the addition of fixed-odds games throughout 2004.

Much progress has been made and we expect that returns will be realised over the medium to long-term, as we compete for a share of what is expected to become a £2bn market by 2006 (source: Mintel).

Operating Review Soft Gaming

Highlights of 2003:

•

Successful integration of Zetters Football Pools, acquired in 2002.

•

On-going operating cost reductions in Football Pools.

•

Reduction in decline in Football Pools turnover.

•

Successful first full-year trading of on-line casino with launch of poker room in November 2003.

•

Improved operating margins on off-line games such as Spot the Ball.

Soft Gaming products are entertainment-led, with mass market appeal, and include Littlewoods Football Pools, Littlewoods Lotto instant win products, Littlewoods on-line casino and poker, and television based gaming.

Soft Gaming operating profit (before goodwill amortisation) of £21.7m (2002: £22.2m) was impacted by higher net development costs in the interactive and retail channels of £4.3m (2002: £2.5m). The combined profits of Football Pools and Games & Lotteries increased by 5% to £26.0m (2002: £24.7m) after reduced restructuring costs. Restructuring costs of £1.3m in 2003 mainly reflect the full integration of Zetters Football Pools, along with a reorganisation following the disposal of the Rodime Technology Patents business.

Football Pools

The underlying operating profit (before goodwill amortisation and restructuring) of Football Pools was in line with the previous year at £25.6m, as a result of our continued focus on generating operating efficiencies and initial synergies relating to the Zetters integration. While the Zetters identity has been retained, operations have now transferred to Littlewoods Football Pools, utilising more fully our call centre and recently implemented scanning technologies. The rate of decline in Football Pools turnover was 11% (2002: 15%), reflecting customer retention programmes in the direct and collector channels, along with the full-year benefit of Zetters.

The 2003/4 football season marks the 80th Anniversary of Littlewoods Football Pools, and our game continues to be played by over a million players, in over 40 countries worldwide. Euro 2004 provides an incremental opportunity for Football Pools, and it is planned to launch themed games across a variety of distribution channels – notably television and the internet – to coincide with the competition.

We continue to explore opportunities to further develop the Football Pools product in order to increase its attraction to new players.

Games & Lotteries and retail development

During 2003 the key development in Games & Lotteries has been the successful operation and extension of our on-line casino, littlewoodscasino.com, which launched in August 2002 and achieved operating profits in line with expectations.

In September 2003, the casino was successfully expanded to provide integrated jackpot products, and in November 2003 poker games and tournaments were launched on littlewoodspoker.com. Our combined casino and poker sites now offer a choice of over 70 different games.

Off-line games such as Spot the Ball and Lotto 3/4 continue to be profitable, as a result of lower product and distribution costs. In addition, charity scratchcards have undergone a major redesign with new stakes and prizes introduced in an effort to revitalise sales.

Extended scratchcard trials with Sainsbury’s and Safeway supermarkets continue, with both retailers having stocked Littlewoods core scratchcards in store for the first time during 2003.

Littlewoods Gaming continues to establish relationships with high profile charities and good causes with broad appeal. Our Poppy Appeal scratchcard last autumn was a notable success. We are pleased to announce that the latest of these collaborations is the British Olympic Association scratchcard, which will launch in April 2004 and is aimed at supporting Team GB in Athens this summer.

Interactive television gaming

Our betting and gaming partnership with ITV not only offers the unique opportunity to provide gaming directly linked to programming content, it also represents a 24:7 interactive distribution channel for a range of compelling interactive gaming and betting products, available in the home, at the touch of the red button. The interactive gaming market is already significant and growing fast.

Most significantly, we are introducing our Littlewoods Bet Direct product to ITV’s interactive service. This will be the only betting service available behind ITV’s football and sports related coverage and we are excited by the prospects of this opportunity.

We plan to introduce a 24:7 Game Zone on the ITV interactive service, which will include a range of non-programme related compelling “pay to play to win” games which viewers can access and enjoy at their leisure.

Development of Littlewoods Game On branded television gaming on ITV has continued to progress. The trial of games linked to popular programmes “I’m a Celebrity Get Me Out of Here” and “Pop Idol” validated our technology and we look forward to the launch of football-themed games around Euro 2004. In February 2004, further pre-commencement games were introduced, linked to the popular entertainment show “Love on a Saturday Night” and the new reality/quiz show “24hr quiz”.

The Littlewoods Game On interactive brand will be strengthened further by the littlewoodsgameon.com gaming site, which offers a wide variety of “pay to play to win” games. Interactive television and internet registration is interlinked, enabling over 10,000 existing Littlewoods Game On internet customers to log on and play interactive television games utilising their existing Littlewoods Game On account.

Operating Review Sports Betting

Highlights of 2003:

•

Strong organic growth across both telephone and internet.

•

Gross margins impacted by exceptional racing results, e.g. Cheltenham and Ascot.

•

Launch of “No Q” voice recognition telephone service, to improve customer service.

•

Launch of interactive sports betting on Sky Active in November 2003.

Littlewoods Bet Direct currently provides customers with a wide range of betting opportunities across telephone, internet and Sky Digital platforms. It was pleasing to see organic growth across telephone and internet delivering annual revenues of over £100m for the first time, which at £101.7m was 22% higher than 2002 (2002: £83.1m). This growth was underpinned by a 10% increase in average telephone stakes and a 35% increase in average internet stakes. Overall, customer numbers increased to 313,000 (2002: 272,000). However, this revenue growth was not reflected in retained gross win, principally as a result of a run of poor horse racing results which reduced the gross win rate (GWR) to 7.3% as against 9.6% in 2002. This is the principal reason why losses increased to £3.1m in 2003 (2002: loss of £2.0m) although there was also the impact of development costs associated with the launch of interactive betting services on attheraces and Sky Active.

Although margins did improve in the second half of the year on telephone betting, the gross win performance was nevertheless disappointing and is being addressed through a number of key actions. In particular, we aim to reduce the reliance on horse racing by increasing our share of the football betting market, where our GWR over the last two years has been maintained at 11%. In addition, we are exploiting more betting opportunities in other sports including cricket, tennis, rugby and golf, and the introduction of in-running betting across a number of sports. We are also launching the Littlewoods Bet Direct presence on ITV, and growing our Sky Active presence, where experience since launch, and we believe of the market generally, points to a GWR above 10%. The betdirect.net internet site is undergoing a major upgrade with fixed-odds games being introduced on the site from April 2004.

Littlewoods Bet Direct is a well-established brand in the betting marketplace. While its profit performance this year has been below our expectations, we believe that the actions described will result in a stronger business, with continued growth potential.

Corporate and Social Responsibility

Charities and good causes

During the financial year 2003, Littlewoods Gaming made payments totalling £2.6m to The Foundation for Sport and the Arts, and The Football Foundation. Following agreements with Government, Littlewoods Gaming has made good cause payments of £282.7m to The Foundation for Sport and the Arts and £288.9m to The Football Foundation since 1975. These monies have assisted a wide variety of projects, from the re-development of national sporting stadia, and the funding of acclaimed establishments such as RADA, to the provision of equipment, instruments, transport and materials for amateur and voluntary groups and individuals, including the amputee open golf championship, able and disabled musicians’ workshops and football supporters’ clubs.

Littlewoods Gaming also contributes to charities and good causes through the sale of scratchcard and lotto products. Over £2.5m was generated in this way during the course of 2003, and benefited a range of popular and high profile charities including, Comic Relief, The Royal British Legion and The Children’s Society.

Since entering the charity lotteries market in 1993, Littlewoods Gaming has generated funds of over £51.8m through the sale of charity linked gaming products, benefiting charities including Great Ormond Street Hospital, NSPCC and The Samaritans. Looking ahead, Littlewoods Games & Lotteries will be supporting Team GB when they compete in Athens later this year, with monies generated through the sale of the first ever British Olympic Association scratchcard, which launches in April 2004.

During 2003 donations were also made to the Animal Health Trust (£1,387), Youth Jockey Academy (£1,000) and Moorecroft Racecourse Welfare Centre (£1,000). For the first time, in 2003 Littlewoods Gaming sponsored the annual charity event Alternative Ascot, held at Aintree Racecourse, raising much needed funds for Alder Hey Children’s Hospital in Liverpool.

Responsible gaming and betting

Littlewoods Gaming is a member of the following industry bodies:

•

The Pools Promoters Association;

•

Business in Sport and Leisure;

•

The Lotteries Council; and

•

The Interactive Gambling, Gaming and Betting Association.

Littlewoods Gaming products are licensed and regulated by the Gaming Board of Great Britain, Liverpool City Council and the Netherlands Antilles Gaming Board, as appropriate.

Littlewoods Gaming is a founder contributor and continues to take an active interest in the Responsibility in Gambling Trust. Littlewoods Gaming has pledged a contribution of £50,000 to the Trust in 2004.

Employee policies

Littlewoods Gaming employs over 500 people, and continues to provide a proactive employee communication programme. The business is committed to the training and development of employees in order to create skills and expertise to support the business strategy.

During 2003, Littlewoods Gaming built upon its existing accreditation by gaining the Investor in People, Profile Standard. The business also retains its Positive About Disabled People accreditation, and a strong commitment to equality of opportunity and dignity at work for all.

Financial Review

Operating cash flow was stronger than last year at £18.6m enabling us to continue to invest in our growth strategies.

	Turnover		Operating profit*
	2003	2002	2003	2002
	£m	£m	£m	£m
Soft Gaming
Football Pools
– Pre-restructuring			25.6	25.6
– Restructuring			(1.3)	(2.0)
Total Football Pools	89.7	100.8	24.3	23.6
Games & Lotteries	12.3	11.4	1.7	1.1
Established Soft Gaming	102.0	112.2	26.0	24.7
Retail Development	—	—	(0.7)	(0.2)
Interactive Development	4.2	—	(3.6)	(2.3)
Total Soft Gaming	106.2	112.2	21.7	22.2

Sports Betting	101.7	83.1	(3.1)	(2.0)
Total	207.9	195.3	18.6	20.2

*before goodwill amortisation

Trading

Group turnover increased to a record £207.9m (2002: £195.3m) underpinned by a 22% growth in Sports Betting revenues and encouraging early growth from on-line games and casino.

Group operating profit before amortisation of goodwill was lower than last year at £18.6m (2002: £20.2m) and operating profit £9.5m (2002: £11.4m). Overall, this was a satisfactory result as it was impacted by the costs associated with the future development of the Group and disappointing betting margins from horse racing.

Interest

The net interest charge was reduced to £6.6m (2002: £8.2m) reflecting reduced debt and lower rates.

Profit before taxation

Profit before tax, amortisation of goodwill and non-operating exceptionals was in line with 2002 at £12.0m. An exceptional profit of £0.6m reflected the completion of the sale of the Technology Patents Portfolio for $1.5m (£0.9m), which was recognised in the first half of the year. Profit before tax was £3.5m (2002: £4.6m).

Taxation

The tax charge in 2003 has reverted to a more normal 29% after allowing for goodwill amortisation, whereas the 2002 charge of 13% benefited from adjustments in respect of prior years.

Earnings per share

The higher tax charge impacted on earnings per share (EPS) where the EPS before amortisation of goodwill was 1.49p (2002: 1.97p). Basic EPS was a loss of 0.04p (2002: profit of 0.49p).

Cash flow

Operating cash flow was stronger than last year at £18.6m (2002: £18.1m) enabling us to continue to invest in our growth strategies. Total capital expenditure during the year was £3.0m (2002: £4.9m) which included further investment in developing games and betting content for interactive television.

Net debt

Net debt reduced by £6.6m to £114.7m.

Technology Patents

In mid 2003, we completed the sale of the Technology Patents Portfolio for $1.5m (£0.9m). This deal secured value for shareholders and represented the discontinuation of this business with the Group’s focus now entirely on Littlewoods Gaming.

Gary Speakman

Finance Director

26 March 2004

Board of Directors

David Mathewson*#† 56

Non-executive Chairman

David Mathewson has been a Director of the Company since 1992 and was appointed Chairman on 1 January 2002. He is a Director of Noble & Co Ltd, merchant bankers and a Non-executive Director of Edinburgh UK Tracker Trust PLC, Martin Currie High Income Trust PLC, Murray VCT PLC and various private companies. He is also Non-executive Chairman of Geared Opportunities Income Trust plc and a Trustee of the Royal Botanic Gardens, Edinburgh. David Mathewson is a qualified chartered accountant.

George Rushton 50

Managing Director

George Rushton was appointed Managing Director of Sportech PLC and Littlewoods Gaming on 18 November 2003. He had previously been a main Board Director at Bourne Leisure, and prior to this, Managing Director of Hotels and Resorts at The Rank Group’s Holidays Division, as such he has been responsible for three of the UK’s leading leisure brands: Warner Holidays, Butlins and Oasis Villages. George Rushton is a qualified solicitor.

Gary Speakman# 42

Finance Director

Gary Speakman was appointed Finance Director on 1 November 2000, having previously been Finance Director of Littlewoods Gaming for three years. He had previously held a variety of positions with The Littlewoods Organisation, Gallaher Limited, Leyland DAF, Rover Group and Dowty Group. He is responsible for finance and group services including technology. Gary Speakman is a qualified chartered management accountant.

Roger Withers*†‡ 61

Non-executive Director

Roger Withers was appointed to the Board on 4 September 2000, following the acquisition of Littlewoods Gaming where he was Executive Chairman. He previously held a variety of senior positions with Bass PLC and Hilton Group PLC. Roger Withers is Chairman of Arena Leisure PLC and holds a number of Non-executive Directorships in the leisure, exhibition and technology industries.

Kathryn Revitt*† 39

Non-executive Director

Kathryn Revitt was appointed to the Board on 4 September 2000. She is a Director of a number of companies including Leisure Parcs Limited, the owner of Blackpool Tower and The Winter Gardens, and Cuerden Leisure Limited, an operator and distributor of gaming machines. Kathryn Revitt is a qualified solicitor.

Robert Haggis 50

Company Secretary

Robert Haggis was appointed Company Secretary and Legal Adviser on 22 January 2001. He has held senior positions at Hoechst and J Bibby & Sons PLC. He is responsible for compliance and general legal advice. Robert Haggis is a qualified barrister.

*Audit Committee

#Pension Scheme Board

†Remuneration Committee

‡Senior Non-executive Director

Senior Executives

Angela Moran 48

Director of Football Pools

Angela Moran was appointed Director of Football Pools in January 2001. She is responsible for all aspects of Football Pools operations. She joined Littlewoods Gaming in 1976 and has held a variety of Senior Management positions within the Company.

Steve Taylor 42

Director of Sports Betting

Steve Taylor joined Littlewoods Gaming in June 1997 as Business Development Director. He is responsible for Sports Betting across all distribution channels. He was previously a management consultant with BDO Binder Hamlyn, and worked as a Finance Director in manufacturing industries including Gradus PLC and GEC PLC. Steve Taylor is a qualified chartered accountant.

David Henderson 33

Director of Technology and Strategy

David Henderson joined Littlewoods Gaming in October 2001 and is responsible for the Company’s extensive IT infrastructure and systems development and corporate strategy. Prior to joining, he completed an MBA and held positions with KPMG Consulting, Virgin and Accenture.

Peter Cuffe 46

Director of Interactive Media

Peter Cuffe joined Littlewoods Gaming in March 2000. He is responsible for new media and e-commerce strategy for all products within the Company’s portfolio. He was previously Managing Director of London-based Blue Marble, the new media production facility of the D’Arcy Group.

Mark Allison 41

Director of Retail Gaming

Mark Allison joined Littlewoods Gaming as Retail Gaming Director in March 2003. He is responsible for the Littlewoods scratchcard business and the development of new retail products and channels. He previously held positions with the Rank Group in Bingo and Casinos and worked extensively in Asia and Africa in the development of lottery projects.

Advisers

Legal

Nicholson Graham & Jones

110 Cannon Street, London EC4N 6AR

DLA

India Buildings, Water Street,

Liverpool L2 ONH

Registrars

Capita Registrars

The Registry, 34 Beckenham Road,

Beckenham, Kent BR3 4TU

Registered Auditors

PricewaterhouseCoopers LLP

8 Princes Parade, St Nicholas Place,

Liverpool L3 1QJ

Financial Advisers

Panmure Gordon

(a division of Lazard & Co. Limited)

50 Stratton Street, London W1J 8LL

Noble Grossart Limited

48 Queen Street, Edinburgh, Scotland EH2 3NR

Principal Bankers

Bank of Scotland

4th Floor, New Uberior House,

11 Earl Grey Street, Edinburgh, Scotland EH3 9BN

Stockbrokers

Panmure Gordon

(a division of Lazard & Co. Limited)

50 Stratton Street, London W1J 8LL

Company Information

Registered Office

Sportech PLC

249 West George Street, Glasgow, Scotland G2 4RB

Company Registration No.

SC69140

Head Office

Sportech PLC

Sportech House, Enterprise Way,
Wavertree Technology Park, Liverpool L13 1FB

Directors’ Report

For the year ended 31 December 2003

The Directors present their report and the audited financial statements for the year ended 31 December 2003.

Principal activities

The principal activities of the Group remain Soft Gaming (comprising Football Pools, and Games & Lotteries) and Sports Betting, both operating under the Littlewoods Gaming brand. Details of the Group’s performance during the year and future prospects are contained in the Chairman’s Statement, the Managing Director’s Review, the Operating Review and the Financial Review.

Results

The loss for the year after taxation amounted to £0.2m (2002: £2.9m profit). A review of the results for the year is included in the Chairman’s Statement, the Managing Director’s Review, the Operating Review and the Financial Review. There is no dividend for the year.

Donations

Through its Football Pools and Lotteries, more than £5.0m was generated for good causes and charities in the year. Specific charitable donations totalling over £3,300 were made to a small number of charitable causes. Details of these donations may be found on page 9. The Group made no political donations during the year.

Employees

The Directors recognise the importance of providing employees with information on matters of concern to them, enabling employees to improve their performance and make an active contribution to the achievement of the Group’s business objectives. This is accomplished through formal and informal briefings, meetings and the employee magazine. Employee representatives are consulted regularly on a wide range of matters affecting their current and future interests. The Group’s Investor In People (IIP) accreditation reflects the progressive training and development programmes that are in place within the business.

The Group is committed to equality of opportunity and dignity at work for all, irrespective of race, colour, creed, ethnic or national origins, gender, marital status, sexuality, disability, class or age. It ensures that recruitment and promotion decisions are made solely on the basis of suitability for the job.

It is the policy of the Group to comply with the requirements of the Disability Act 1995 in offering equality of opportunity to disabled persons applying for employment, selection being made on the basis of the most suitable person for the job in respect of experience and qualifications. Training, career development and promotion are offered to all employees on the basis of their merit and ability. Every effort is made to continue to employ, in the same or alternative employment, and where necessary to retrain, employees who become disabled during their employment with the Group.

Directors and their interests in the shares of the Company

The Directors who held office during the year had the following beneficial interests in the share capital of the Company:

	Personal holding
	31 December	31 December
	2003	2002
George Rushton (appointed 18 November 2003)	—	n/a
Colin McGill (resigned 28 November 2003)	n/a	4,268,263
Gary Speakman	500,000	500,000
Roger Withers	500,665	500,665
David Mathewson	3,500,000	3,500,000
Kathryn Revitt	—	—

There have been no changes in these interests in the period between 31 December 2003 and 26 March 2004.

Details of options granted or exercised for the year ended 31 December 2003 are set out in the Remuneration Report on page 22.

Substantial shareholdings

On 24 March 2004, the following interests representing 3% or more of the issued share capital of the Company had been notified to the Company:

	No of ordinary
	shares held	% held
Bank of Scotland	168,282,663	28.4
Newby Manor Limited	168,282,663	28.4
Total of substantial shareholdings	336,565,326	56.8

Policy on payment of creditors

The Group does not follow any code or standard on payment practices, and there is no fixed policy for payment for goods and services. Payment is made promptly once authorisation of the invoice is obtained.

For the Group, creditor payment days outstanding at 31 December 2003 were 44 days (2002: 54 days). For the Company, creditor payment days outstanding at 31 December 2003 were 7 days (2002: 2 days).

Annual General Meeting

The Notice convening the Annual General Meeting (AGM) of the Company on 28 May 2004 is being sent to shareholders with this report.

In accordance with the Articles of Association of the Company, Roger Withers and Kathryn Revitt retire by rotation and offer themselves for re-appointment at the AGM. George Rushton, who was appointed to the Board on 18 November 2003, is seeking re-appointment. The Company’s Articles provide that any new Director appointed by the Board may hold office only until the next AGM when that Director must stand for re-election by the shareholders. Profiles of these Directors appear on page 12.

Pursuant to section 80 of the Companies Act 1985, it is proposed in Resolution 7 (item 7 in the Notice) to grant the Directors authority for a period of five years to allot relevant securities up to a maximum nominal amount of £9,646,293. This figure represents approximately 32.5% of the total ordinary share capital of the Company in issue as at 26 March 2004. The Directors have no present intention of exercising the authority, except for granting options under the Sportech Share Option Scheme (the Scheme).

Pursuant to section 95 of the Companies Act 1985 it is proposed in Resolution 8 (item 8 in the Notice) to authorise the Directors to allot equity securities for cash without first being required to offer such securities to existing shareholders in accordance with the provisions of that Act. This authority relates to securities issued by way of rights or otherwise on a pre-emptive basis and, in addition, allotments to equity securities up to a maximum nominal amount of £1,480,185, representing approximately 5% of the total ordinary share capital of the Company in issue as at the date of the Notice of the Meeting and will expire on the earlier of the next AGM and 15 months after the passing of the Resolution.

Historically, the total number of ordinary shares over which options have been granted under the Scheme has not exceeded 3% of the Company’s issued ordinary share capital from time to time. This limit was imposed to comply with best practice provisions contained in institutional shareholder guidelines current at that time. This limit is no longer current and therefore, subject to shareholder approval, it is proposed that it be removed.

The Scheme remains subject to the overall limit contained in the rules of the Scheme which restricts the number of unissued ordinary shares over which options may be granted in any ten year period to 10% of the Company’s issued share capital.

The Remuneration Committee considers that it is essential to have a policy regulating the granting of options under the Scheme and therefore proposes an additional overall flow-rate limit such that the total number of ordinary shares over which options will be granted under the Scheme will not exceed 5% of the Company’s issued share capital from time to time. This matter is proposed in Resolution 9 (item 9 in the Notice).

Auditors

A resolution to re-appoint PricewaterhouseCoopers LLP as auditors to the Company will be proposed at the AGM.

By Order of the Board

Robert Haggis

Company Secretary

26 March 2004

Remuneration Report

For the year ended 31 December 2003

Compliance with best practice

Sportech seeks to apply best practice in remuneration policy.

Composition of the Remuneration Committee

The Remuneration Committee (the Committee) is made up of the Non-executive Directors only and was in place for the whole of the year under review. None of the Committee has any personal financial interest (other than as a shareholder), conflicts of interest from cross-Directorships or day to day involvement in the running of the business. The Committee’s role is to set the remuneration policy for the Executive Directors and to be advised of the remuneration packages of Senior Executives. The Committee makes its proposals following consultation with the Managing Director (on remuneration other than his own) and is entitled to seek professional advice from outside the Group.

David Mathewson has chaired the Committee throughout the financial year. The Managing Director is invited to attend meetings when appropriate, although he is not present when matters affecting his own remuneration are discussed.

The Non-executive Directors do not participate in any incentive, pension or benefit schemes of the Company and their remuneration is determined by the Board.

Remuneration policy for Executive Directors and Senior Executives

The Committee aims to ensure that the remuneration packages offered to Executive Directors and Senior Executives are designed to:

•

be competitive and to attract, retain and motivate Executives of the right calibre;

•

reflect their responsibility; and

•

incorporate a significant element of pay linked to the achievement of key business objectives and increased shareholder value.

In considering its policy, the Committee has given full consideration to the provisions of the Combined Code. The main component parts of the remuneration packages for Executive Directors and Senior Executives are as follows:

Basic annual salary

An individual’s basic salary is reviewed and determined by the Committee annually, taking into account external research and his or her performance.

Performance related bonus

For 2004, the Executive Directors and Senior Executives will be rewarded on the basis of a two-part bonus structure, reflecting the achievement of profit targets and key business objectives. The total of such bonus payments will be limited to 50% of basic salary.

Pension arrangements

All Senior Executives are members of the Sportech defined contribution scheme.

Remuneration policy for Executive Directors and Senior Executives (continued)

Share option scheme

A share option scheme is in place, the rules of which are designed to comply with the best practice provisions annexed to the listing rules of the UK Listing Authority and current guidelines of institutional shareholders. The level of grant to any individual is at the discretion of the Remuneration Committee. At present, the total number of ordinary shares over which options will be granted under the scheme will not exceed 3% of the Company’s issued ordinary share capital from time to time, or such higher percentage (not exceeding 10%) as may be approved by the shareholders at a future date.

The exercise of the share options granted in 2001 and 2002 is subject to the market value of the shares being not less than 35.0p for a period of five consecutive dealing days at any time in the period of six months prior to the date the option was first exercised. The Remuneration Committee considered that this share price benchmark was too arbitrary and not in line with the Remuneration Committee’s desire to see strong earnings growth before the options should become exercisable. Taking into account the particular circumstances of the Company, the Remuneration Committee considered that it would be preferable to adjust the performance targets applicable to future grants to require demanding earnings per share growth compounded over a three year period during the life of the option of 20%, 15% and 10% per annum for consecutive years, and these criteria have been applied to the options granted in 2003.

Historically, the Remuneration Committee has operated a policy, as previously disclosed to shareholders, that the total number of ordinary shares over which options are granted under the scheme will not exceed 3% of the Company’s issued ordinary share capital from time to time. This limit was originally imposed in 2000 to comply with best practice provisions contained in institutional shareholder guidelines current at that time. This limit is no longer current and therefore, subject to shareholder approval, it is proposed that it be revised in order to give maximum flexibility to the Remuneration Committee.

The Remuneration Committee will continue to operate its policy of regulating the granting of options under the scheme and reviewing the overall dilution on a regular basis. The Remuneration Committee proposes that this policy will be operated for options granted over unissued shares under the scheme within two limits:

•

a new overall flow-rate limit that restricts the number of unissued ordinary shares over which options may be held to 5% of the Company’s issued share capital from time to time; and

•

the existing overall limit contained in the rules of the scheme which restricts the number of unissued ordinary shares over which options may be granted to 10% of the Company’s issued share capital in any ten year period.

Policy on contracts of service

Directors’ service contracts contain notice periods of not more than one year. Unless terminated beforehand, contracts run until age 65.

Special contractual
	Contract date	Unexpired term	Notice period	termination provisions
George Rushton	24 October 2003	N/A	6 months	None
Gary Speakman	30 January 2002	N/A	1 year	None
David Mathewson	30 January 2002	N/A	3 months	None
Kathryn Revitt	30 January 2002	N/A*	N/A	None
Roger Withers	30 January 2002	N/A	3 months	None

* the contract under which Kathryn Revitt’s services are provided to the Company continues from each Annual General Meeting at which she is re-appointed as a Director until the Annual General Meeting at which she is required to retire by rotation. Kathryn Revitt retires by rotation in accordance with the Articles of Association of the Company at this year’s Annual General Meeting and is offering herself for re-appointment.

Policy on external appointments

Sportech recognises that its Directors are likely to be invited to become Non-executive Directors of other companies and that such exposure can broaden their experience and knowledge, which will benefit the Company. Executive Directors are therefore allowed to accept Non-executive appointments with the Board’s prior permission, as long as these are not likely to lead to conflicts of interest.

Performance graph

The following graph demonstrates how £100 invested in Sportech PLC as at 31 December 1998 has grown compared with the same investment in a fund mirroring the make-up of the FTSE Small Cap index:

The FTSE Small Cap index has been chosen as it is the index most closely aligned to Sportech.

Audited information

The remainder of the Remuneration Report is audited information.

Executive Directors’ remuneration

Details of each Director’s remuneration for the year to 31 December 2003 are given below:

			Compensation
		Fees/	for loss	Taxable		2003	2002
	Year of	salary	of office	benefits(3)	Bonuses	Total	Total
	appointment	£000	£000	£000	£000	£000	£000
Executive:
George Rushton	2003	24	—	—	—	24	n/a
Colin McGill(1)	2000	176	309	22	80	587	261
Gary Speakman	2000	161	—	1	74	236	208
Non-executive:
David Mathewson	1992	50	—	—	—	50	46
Kathryn Revitt(2)	2000	—	—	—	—	—	—
Roger Withers	2000	25	—	—	—	25	25
Aggregate emoluments						922	540
Fees paid to third parties(2)						25	25

(1)

Colin McGill was a Director until 28 November 2003.

(2)

The services of Kathryn Revitt are provided through a consultancy agreement between the Company and Hemway Limited. Payments to Hemway Limited amounted to £25,000 in 2003 (2002: £25,000).

(3)

Taxable benefits comprise various insurance policies and accommodation costs.

Two Directors (2002: two Directors) were members of defined contribution schemes during the year. Contributions paid by the Company in respect of these Directors were as follows:

	2003	2002
	£000	£000
Colin McGill	14	14
Gary Speakman	12	11
	26	25

Audited information (continued)

Directors’ share options

Aggregate emoluments disclosed above do not include any amounts for the value of options to acquire ordinary shares in the Company granted to or held by the Directors. The options held by the Directors are as follows:

	1 January				31 December
	2003	Granted	Exercised	Lapsed	2003
George Rushton	—	2,500,000	—	—	2,500,000
Colin McGill	3,000,000	1,500,000	—	(4,500,000)	—
Gary Speakman	2,400,000	1,200,000	—	—	3,600,000

Details of the options are as follows:

		Gains on
		exercise	Date
	Exercise	price	from which	Expiry	George	Gary
	price	2003	exercisable	date	Rushton	Speakman
Granted on 10 April 2001	14.75p	—	10 April 2004	9 April 2011	—	1,200,000
Granted on 8 March 2002	17.42p	—	8 March 2005	7 March 2012	—	1,200,000
Granted on 25 March 2003	12.25p	—	25 March 2006	24 March 2013	—	1,200,000
Granted on 21 November 2003	19.25p	—	21 November 2006	20 November 2013	2,500,000	—
					2,500,000	3,600,000

Exercise of the April 2001 and March 2002 options is subject to the market value of the shares being not less than 35.0p for a period of five consecutive dealing days at any time in the period of six months prior to the date the option is first exercised.

Exercise of the March 2003 options is subject to growth in earnings per share compounded over a three year period from 2002 of 20%, 15% and 10% per annum.

Exercise of the November 2003 options is subject to growth in earnings per share compounded over a three year period from 2003 of 20%, 15% and 10% per annum.

The market price of the ordinary shares at 31 December 2003 was 15.5p and the range during the year was 11.0p to 20.95p.

David Mathewson

Chairman of the Remuneration Committee

26 March 2004

Corporate Governance

Best practice in corporate governance

The Board supports best practice in corporate governance and confirms that the Group complied throughout the period under review with the principles of “The Combined Code: Principles of Good Governance and Code of Best Practice” (the Combined Code published in 1998) annexed to the UK Listing Authority Listing Rules. This statement describes how the Company applies the principles of the Combined Code.

Board of Directors and Committee structure

The Board is responsible for the Group’s activities and met at least monthly during the review period. The Board currently comprises the Non-executive Chairman, the Managing Director, the Finance Director and two other Non-executive Directors. Although the Board presently does not contain independent Non-executive Directors, nevertheless they bring strong independent judgement and considerable knowledge and experience to the Board’s deliberations on matters of strategy and governance. The biographical details on page 12 demonstrate the breadth of experience of the Board. The Board also has access to the advice and services of the Company Secretary and independent professional advice may be taken by the Directors as required. Roger Withers has assumed the role of Senior Non-executive Director as required by the Combined Code.

The Board has in place a number of key processes designed to ensure that management responsibilities are clear. Executive Directors distribute relevant information and key financial reports to Board members in advance of each meeting, together with other materials required to facilitate proper consideration of business issues. A schedule of reserved matters for the Board has been established and communicated to the Senior Management teams:

•

the detailed operations of the Littlewoods Gaming business is overseen by a Management Committee which is chaired by George Rushton;

•

the Board has determined that it is appropriate for matters which would normally be delegated to a Nomination Committee to be referred to the full Board. The Board, acting as a Nomination Committee, meets at least once a year to carry out the selection process for new Board members and to propose any new appointments to the Board, whether Executive or Non-executive;

•

the Audit Committee of the Board comprises the three Non-executive Directors and is chaired by David Mathewson. The Committee meets at least three times a year to consider aspects of internal control, accounting policies and the financial results. The Committee meets as required with the external auditors without the presence of Executive Directors; and

•

the Remuneration Committee of the Board also comprises the three Non-executive Directors and is chaired by David Mathewson. The purpose of the Committee is to ensure that the remuneration of Executive Directors and Senior Executives, together with terms and conditions of employment, is sufficient to recruit and retain individuals of the calibre required to ensure profitable growth of the business. The Remuneration Committee gives full consideration to the principles of the Combined Code. The Remuneration Report is set out on pages 18 to 22.

Investor relations

There is regular dialogue with shareholders through a planned programme of investor relations which includes formal presentations of the Company’s results by the Managing Director and Finance Director. Meetings also take place with institutional investors and analysts on a regular basis and there is regular communication with shareholders through the annual and interim reports and a corporate website (www.sportechplc.com).

Internal control

The Board is responsible for the Group’s system of internal control and for reviewing its effectiveness. Such a system is designed to manage rather than eliminate the risk of failure to achieve business objectives and can only provide reasonable and not absolute assurance against material misstatement or loss. All subsidiary companies utilise the services of a common accounting centre and Group services function, and all companies in the Group adhere to a common standard of control. Controls are monitored by management review and by a programme of internal audits.

The Board meets regularly and its agenda contains an item on governance, which includes consideration of points regarding risk and control. The emphasis is on obtaining the relevant degree of assurance and not merely reporting by exception.

The Board has put in place an organisational structure with clearly defined lines of responsibility and delegation of authority. Authorisation procedures in respect of matters such as treasury transactions, investments and capital expenditure are clearly defined.

The Audit Committee reviews the effectiveness of the internal control environment of the Group. It receives reports from the internal and external auditors, which include recommendations for improvement. The Audit Committee’s role in this area is confined to a high level review of the arrangements for internal control. Significant risk issues are referred to the Board for consideration.

The high level risks relating to the core gaming business are controlled centrally via an ongoing process for identifying, evaluating and managing the Group’s significant risks. A Schedule of Strategic Risks is produced, maintained and presented to the Audit Committee and Board. Internal Audit services have been outsourced and are provided by KPMG LLP. A programme of internal audit work is undertaken based upon the Schedule of Strategic Risks and the results of these audits are presented to the Audit Committee.

To manage lower level risks, a risk management programme is in place, supported by a business control and risk self-assessment process and a business continuity plan. The risk management programme places responsibility on managers to identify risks facing each business unit and for implementing procedures to mitigate these risks. Formal biannual risk assessments are performed for the Group as a whole.

The risk appraisal process has been reviewed by the Board and accords with the “Turnbull guidance”. The Audit Committee and the Board have reviewed the effectiveness of the internal controls of the Group for the year ended 31 December 2003, and this review covered financial, operational, risk management and compliance controls.

Monthly financial reporting

The Group performs an annual strategy and budgeting process, and the Board approves the annual Group budget as part of its normal responsibilities. The Group results are reported monthly to the Board. Revised forecasts are produced for the Board whenever significant financial trends are identified.

Going concern

After making enquiries, the Directors have concluded that the Company and the Group have adequate resources to continue in operation for the foreseeable future. For this reason the going concern basis has been adopted in preparing the financial statements.

Statement of Directors’ responsibilities

Company law requires the Directors to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the Company and Group and of the profit or loss of the Company and Group for that period. In preparing those financial statements the Directors are required to:

•

select suitable accounting policies and then apply them consistently;

•

make judgements and estimates that are reasonable and prudent; and

•

state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements.

The Directors confirm that they have complied with the above requirements in preparing the financial statements.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company and the Group and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors are responsible for the maintenance and integrity of the Company’s corporate website. Information published on the internet is accessible in many countries with different legal requirements. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

By Order of the Board

Robert Haggis

Company Secretary

26 March 2004

Independent Auditors’ Report

To the members of Sportech PLC

We have audited the financial statements which comprise the consolidated profit and loss account, the reconciliation of movement in Group shareholders’ funds, the balance sheets, the consolidated cash flow statement and the related notes. We have also audited the disclosures required by Part 3 of Schedule 7A to the Companies Act 1985 contained in the Remuneration Report (the auditable part).

Respective responsibilities of Directors and Auditors

The Directors’ responsibilities for preparing the annual report and the financial statements in accordance with applicable United Kingdom law and accounting standards are set out in the statement of Directors’ responsibilities. The Directors are also responsible for preparing the Remuneration Report.

Our responsibility is to audit the financial statements and the auditable part of the Remuneration Report in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards issued by the Auditing Practices Board. This report, including the opinion, has been prepared for and only for the Company’s members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the auditable part of the Remuneration Report have been properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and transactions is not disclosed.

We read the other information contained in the annual report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. The other information comprises only the Chairman’s Statement, the Managing Director’s Review, the Operating Review, the Corporate and Social Responsibility Statement, the Financial Review, the Directors’ Report, the unaudited part of the Remuneration Report and the Corporate Governance Statement.

We review whether the Corporate Governance Statement reflects the Company’s compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules of the Financial Services Authority, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or to form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

Basis of audit opinion

We conducted our audit in accordance with auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the auditable part of the Remuneration Report. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the auditable part of the Remuneration Report are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion:

•

the financial statements give a true and fair view of the state of affairs of the Company and the Group at 31 December 2003 and of the loss and cash flows of the Group for the year then ended;

•

the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•

those parts of the Remuneration Report required by Part 3 of Schedule 7A to the Companies Act 1985 have been properly prepared in accordance with the Companies Act 1985.

PricewaterhouseCoopers LLP

Chartered Accountants and Registered Auditors

Liverpool

26 March 2004

Consolidated Profit and Loss Account

For the year ended 31 December 2003

		2003	2002
	Notes	£m	£m
Group turnover	2	207.9	195.3
Cost of sales		(153.0)	(139.4)
Gross profit		54.9	55.9
Net operating expenses	3	(45.4)	(44.5)
Operating profit before restructuring costs and amortisation of goodwill		19.9	22.2
Restructuring costs	3,4	(1.3)	(2.0)
Amortisation of goodwill		(9.1)	(8.8)
Operating profit		9.5	11.4
Profit on sale of tangible fixed assets	4	—	1.4
Profit on sale of Technology Patents	5	0.6	—
Net interest payable and similar items	6	(6.6)	(8.2)
Profit on ordinary activities before taxation	7	3.5	4.6
Tax on profit on ordinary activities	10	(3.7)	(1.7)
Retained (loss)/profit for the financial year	11,23	(0.2)	2.9

Earnings per share:	12
Basic and diluted		(0.04)p	0.49p
Pre-amortisation of goodwill – basic and diluted		1.49p	1.97p

All operations are continuing with the exception of the profit on disposal of the Technology Patents business which has now ceased.

The Company has no other recognised gains or losses other than the profit for the financial year shown above.

There is no difference between the results shown above and their historical cost equivalents.

Reconciliation of Movement in Group Shareholders’ Funds

For the year ended 31 December 2003

		2003	2002
	Note	£m	£m
Shareholders’ funds at 1 January 2003		31.5	28.6
(Loss)/profit for the financial year		(0.2)	2.9
Shareholders’ funds at 31 December 2003	24	31.3	31.5

Balance Sheets

As at 31 December 2003		Group		Company
		2003	2002	2003	2002
	Notes	£m	£m	£m	£m
Fixed assets:
Intangible assets	13	146.4	155.1	1.2	0.8
Tangible assets	14	9.1	8.5	0.7	0.8
Investments	15	—	—	167.1	167.1
		155.5	163.6	169.0	168.7
Current assets:
Stocks	16	—	0.1	—	—
Debtors
– due within one year	17	9.5	8.3	24.7	29.2
– due after more than one year	17	0.7	1.0	—	—
Cash at bank and in hand	18	4.1	6.0	—	—
		14.3	15.4	24.7	29.2
Creditors: amounts falling due within one year	19	(44.3)	(43.5)	(71.0)	(60.4)

Net current (liabilities)		(30.0)	(28.1)	(46.3)	(31.2)
Total assets less current liabilities		125.5	135.5	122.7	137.5
Creditors: amounts falling due after more than one year	20	(94.2)	(104.0)	(94.0)	(104.0)
		31.3	31.5	28.7	33.5

Capital and reserves:
Called up share capital	22	29.6	29.6	29.6	29.6
Profit and loss account	23	1.7	1.9	(0.9)	3.9
Total equity shareholders’ funds	24	31.3	31.5	28.7	33.5

The financial statements on pages 28 to 52 were approved by the Board of Directors on 26 March 2004 and were signed on its behalf by

G Speakman

Director

26 March 2004

Consolidated Cash Flow Statement

For the year ended 31 December 2003

		2003		2002
	Notes	£m	£m	£m	£m
Net cash inflow from operating activities	26		18.6		18.1

Returns on investments and servicing of finance:
Interest received		0.2		0.2
Interest paid		(6.5)		(8.3)
Net cash outflow from returns on investments and servicing of finance			(6.3)		(8.1)

Taxation			(3.1)		(2.6)

Capital expenditure and financial investment:
Purchase of tangible fixed assets		(2.6)		(4.1)
Purchase of intangible fixed assets		(0.4)		(0.8)
Sale of tangible fixed assets	4	0.1		2.6
Net proceeds of sale of Technology Patents	5	0.6		—
Net cash outflow from capital expenditure and financial investment			(2.3)		(2.3)

Acquisition of business:
Acquisition of Zetters Pools business		—		(1.4)
Acquisition expenses		—		(0.1)
Net cash acquired with business		—		0.7
Net cash outflow from acquisitions and disposals			—		(0.8)

Cash inflow before management of finance			6.9		4.3

Financing:
Net loans repaid	27	(10.0)		(14.0)
Net cash outflow from financing			(10.0)		(14.0)

Decrease in net cash	27		(3.1)		(9.7)

Notes to the Financial Statements

For the year ended 31 December 2003

1. Accounting policies

A summary of the more important Group accounting policies is set out below. These have been applied consistently throughout the year and the preceding period.

(a) Basis of accounting

The accounts are prepared on the historical cost basis of accounting in accordance with applicable accounting standards in the United Kingdom.

(b) Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries drawn up for the 52 week period from 4 January 2003 to 2 January 2004.

(c) Turnover

Turnover represents:

•

the value of entry fees receivable in respect of Football Pools based on the date of the event;

•

the value of bets received in relation to fixed odds betting based on the date of the event;

•

gross gaming yield received from casino gaming activities based on the date of the event; and

•

the value of goods and services sold to external customers, including management fees to registered charities for the management of charity lotteries, exclusive of value added tax.

Management fees to registered charities for the management of charity lotteries are based on sales estimates. Sales estimates are calculated by reference to the number of prizes paid for the lotteries concerned if the tickets have been distributed to external vendors without EPOS systems, or on actual sales made by external vendors with EPOS systems. Final sales for each lottery are based on actual cash collected by external vendors. Each lottery may be active over a period encompassing one to three financial years. Any difference between the estimated sales and the final cash sales is adjusted in the year in which the final lottery position is determined.

(d) Deferred income

Deferred income is recognised as the value of entry fees receivable in respect of competitions and sporting events held subsequent to the end of the financial period.

(e) Operating income

Income from the Company’s patents was accounted for either when agreement was reached for a non-refundable lump sum settlement or, in the case of running royalties, when the product to which the royalty related was manufactured or sold by licensees in the USA.

(f) Patents and patent costs

Patent costs (including those relating to pending applications) were expensed as incurred. The value of the Company’s intellectual property was not reflected in the balance sheet.

(g) Deferred taxation

Deferred tax is provided in full on all timing differences which result in either an obligation at the balance sheet date to pay more tax or a right to pay less tax. Deferred tax assets are only recognised to the extent that it is more likely than not they will crystallise. Assets and liabilities are calculated at rates expected to apply when they crystallise, and are not discounted.

(h) Stocks

Stocks are valued at the lower of cost or estimated realisable value. Cost is based on the first in, first out method of valuation.

1. Accounting policies (continued)

(i) Foreign currencies

Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated at the rates of exchange ruling at the balance sheet date. Profits and losses on the foreign exchange transaction relating to the supply of merchandise are taken through the profit and loss account in the period in which they arise.

(j) Tangible fixed assets

Tangible fixed assets are carried at historical cost less accumulated depreciation.

(k) Depreciation

Depreciation is provided on a straight-line basis to write-off the cost of fixed assets over their anticipated useful lives at the following annual rates:

Long leasehold land

Nil

Long leasehold buildings

Over remaining estimated useful life (12 years)

Buildings’ fixtures and fittings

4.0% – 20.0%

Plant, equipment and other fixtures and fittings

10.0% – 33.3%

Leasehold improvements

10.0% or the period of the lease, if shorter

Computers

14.3% – 33.3%

Motor vehicles

12.5% – 25.0%

Hand-held Pools bet capture equipment

16.7%

(l) Goodwill and other intangible fixed assets

Goodwill arising on consolidation represents the excess of the fair value of consideration given over the fair value of the separable net assets acquired. Goodwill is capitalised and is amortised on a straight-line basis over the shorter of 20 years or the anticipated life of the goodwill.

Other intangible fixed assets comprises externally generated costs incurred in respect of developing interactive television gaming products. These costs are amortised through the profit and loss account over their estimated useful lives (five years) once trading has commenced.

Advance commissions paid to television broadcasters in accordance with the terms of broadcasting contracts are held within prepayments and are recovered against commissions due to broadcasters over the life of the relevant contract. The Directors consider that sufficient revenue will be generated over the lives of the contracts concerned to recover these payments.

(m) Website development costs

In line with UITF Abstract 29 “Website Development Costs”, the Group has capitalised design and development costs relating to on-line casinos. These costs are being amortised over their anticipated useful lives (four years). Pre-design and development costs are charged to the profit and loss account as incurred.

(n) Impairment of fixed assets and goodwill

Fixed assets and goodwill are subject to an annual review for impairment in accordance with FRS 11 “Impairment of Fixed Assets and Goodwill”. Any impairment losses are recognised in the profit and loss account in the year in which they occur.

(o) Leased assets

Rentals payable under operating leases are charged to the profit and loss account on a straight-line basis over the lease term.

Tangible fixed assets acquired under hire purchase agreements are capitalised and depreciated over their expected useful lives as it is anticipated that the option to purchase the asset outright will be taken. The interest element of the rental obligations is charged to the profit and loss account over the period of the agreement.

1. Accounting policies (continued)

(p) Pension contributions

The Group operates two pension scheme arrangements for its employees. In respect of the defined contributions scheme, payments to employees’ defined contribution schemes are charged to the profit and loss account as incurred. For the defined benefit scheme, pension costs are accounted for on the basis of charging the expected cost of providing pensions over the period during which the Group benefits from the employees’ services. The effects of variations from regular cost are spread over the expected average remaining service lives of members of the scheme. The Group has adopted the transitional arrangements of FRS 17 “Retirement Benefits”.

(q) Financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign currency risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

2. Segmental reporting

	2003	2002
	£m	£m
Turnover:
Soft Gaming	106.2	112.2
Betting	101.7	83.1
Total Littlewoods Gaming	207.9	195.3
Technology Patents	—	—
	207.9	195.3

Profit on ordinary activities before taxation:
Soft Gaming*	23.0	24.2
Betting	(3.1)	(2.0)
Total Littlewoods Gaming	19.9	22.2
Technology Patents	—	—
Operating profit before restructuring costs and amortisation of goodwill	19.9	22.2
Restructuring costs**	(1.3)	(2.0)
Amortisation of goodwill**	(9.1)	(8.8)
Operating profit	9.5	11.4
Profit on sale of tangible fixed assets	—	1.4
Profit on sale of Technology Patents	0.6	—
Net interest payable and similar items	(6.6)	(8.2)
	3.5	4.6
*included within this in 2002 is £0.5m surplus on sale of Pull Tabs lottery business **principally Soft Gaming

Net assets:
Soft Gaming	45.5	43.5
Betting	(14.2)	(12.0)
Total Littlewoods Gaming	31.3	31.5
Technology Patents	—	—
	31.3	31.5

3. Net operating expenses

	2003	2002
	£m	£m
Distribution costs	0.1	0.1
Other administrative expenses	34.9	33.6
Restructuring costs (see note 4)	1.3	2.0
Amortisation of goodwill on acquisitions	9.1	8.8
Administrative expenses	45.3	44.4
	45.4	44.5

4. Net restructuring costs

	2003	2002
	£m	£m
Restructuring costs – operating	(1.3)	(2.0)
Profit on sale of tangible fixed assets – non-operating	—	1.4
	(1.3)	(0.6)

Restructuring costs relate to the transfer of the Zetters Football Pools operation from London to Liverpool and also to costs incurred in respect of a reorganisation subsequent to the sale of the Technology Patents business.

During the prior year, the Group introduced new technology for the marking of Football Pools coupons. This technology is less labour and space intensive than the technology it replaced. In consequence, there was a significant reduction in staff requirements, and the restructuring costs of £2.0m comprise £1.8m of redundancy payments and £0.2m of other costs. The smaller scale of new coupon processing equipment also enabled processing to be concentrated in one of two Football Pools processing buildings. The surplus land and building was sold for redevelopment generating proceeds of £2.0m and realising a gain on disposal of £1.4m.

5. Profit on sale of Technology Patents

During the year the Group sold its portfolio of Technology Patents for $1.5m (£0.9m).

Disposal costs of £0.3m resulted in a profit on sale of £0.6m.

6. Net interest payable and similar items

	2003	2002
	£m	£m
Interest receivable	0.2	0.2
Interest payable on bank loans and overdrafts	(6.5)	(8.3)
Amortisation of interest rate cap premium	(0.3)	—
Amortisation of loan arrangement fee	—	(0.1)
	(6.6)	(8.2)

7. Profit on ordinary activities before taxation

	2003	2002
	£m	£m
Profit on ordinary activities before taxation is stated after charging:
Exceptional profit on disposal of tangible fixed assets	—	1.4
Non-exceptional profit on disposal of tangible fixed assets	—	0.1
Profit on sale of Technology Patents	0.6	—
Profit on sale of business	—	0.5
Depreciation of tangible fixed assets
– owned assets	2.1	2.4
Amortisation of goodwill	9.1	8.8
Other operating lease rentals – land and buildings	0.3	0.3
Group audit fees and expenses	0.1	0.1
Fees paid to auditors for non-audit services	0.3	0.1

The fees of the auditors in relation to their audit of the Holding Company are £15,000 (2002: £12,000). The fees paid to auditors for non-audit services relate to taxation advisory services and the audit of the Group’s 20–F filing in the USA.

8. Staff costs

	2003	2002
Average number of monthly employees comprised:	Number	Number
Sales and marketing	136	109
Operations and distribution	231	281
Administration	145	164
	512	554

Their aggregate remuneration comprised:	£m	£m
Wages and salaries	11.0	11.0
Social security costs	0.9	0.9
Other pension costs	0.6	0.6
	12.5	12.5

9. Directors’ remuneration

	2003	2002
	£000	£000
Emoluments	613	540
Compensation for loss of office	309	—
Defined contribution scheme payments	26	25
	948	565

Fees paid to third parties	25	25

Emoluments payable to the highest paid Director are as follows:
Aggregate emoluments	278	261
Compensation for loss of office	309	—
Defined contribution scheme payments	14	14

Details of individual Directors’ remuneration and share options granted are given in the auditable part of the Remuneration Report on pages 18 to 22. This information forms part of the financial statements.

10. Tax on profit on ordinary activities

	2003	2002
	£m	£m
Current tax:
UK corporation tax at 30% (2002: 30%)	3.4	3.2
Adjustments in respect of prior periods	—	(2.1)
Total current tax	3.4	1.1
Deferred tax:
Current year	0.3	0.5
Adjustments in respect of prior periods	—	0.1
Total deferred tax	0.3	0.6
Total taxation charge	3.7	1.7

The current tax for the period is higher (2002: lower) than the standard rate of corporation tax in the UK of 30%. The differences are explained below:

	2003	2002
	£m	£m
Profit on ordinary activities before tax	3.5	4.6
Profit on ordinary activities multiplied by the standard rate of corporation tax in the UK of 30% (2002: 30%)	1.0	1.4
Effects of:
– goodwill amortisation not deductible for tax purposes	2.6	2.6
– other permanent differences	0.1	(0.3)
– origination and reversal of timing differences	(0.3)	(0.5)
– adjustments to tax in respect of prior periods	—	(2.1)
	3.4	1.1

The tax charge for the year includes £0.2m (2002: £nil) in relation to non-operating exceptional items.

11. Losses of Holding Company

Of the loss (2002: profit) for the financial year, £4.8m (2002: £11.8m profit) is dealt with in the accounts of Sportech PLC. The Directors have taken advantage of the exemption available under section 230 of the Companies Act 1985 and have not presented a profit and loss account for the Company alone.

12. Earnings per share

The calculations of earnings per share are based on the following profits attributable to ordinary shareholders and the weighted average numbers of shares:

	2003			2002
		Weighted			Weighted
		average			average
		number	Per share		number	Per share
	Earnings	of shares	amount	Earnings	of shares	amount
	£m	‘000	Pence	£m	‘000	Pence
Basic and diluted earnings per share excluding goodwill amortisation	8.9	592,074	1.49p	11.7	592,074	1.97p
Effect of goodwill amortisation	(9.1)	592,074	(1.53)p	(8.8)	592,074	(1.48)p
Basic and diluted earnings per share	(0.2)	592,074	(0.04)p	2.9	592,074	0.49p

13. Intangible fixed assets

	Goodwill	Other	Total
	£m	£m	£m
Group
Cost:
At 1 January 2003	174.8	0.8	175.6
Additions	—	0.4	0.4
At 31 December 2003	174.8	1.2	176.0
Amortisation:
At 1 January 2003	20.5	—	20.5
Provided during the period	9.1	—	9.1
At 31 December 2003	29.6	—	29.6
Net book value at 31 December 2002	154.3	0.8	155.1
Net book value at 31 December 2003	145.2	1.2	146.4

Company
Cost:
At 1 January 2003	—	0.8	0.8
Additions	—	0.4	0.4
At 31 December 2003	—	1.2	1.2
Amortisation:
At 1 January 2003 and 31 December 2003	—	—	—
Net book value at 31 December 2002	—	0.8	0.8
Net book value at 31 December 2003	—	1.2	1.2

13. Intangible fixed assets (continued)

The goodwill arising on the acquisition of Littlewoods Gaming is being amortised on a straight-line basis over 20 years. This is the period over which the Directors estimate that the value of the underlying businesses are expected to exceed the values of the identifiable net assets. As part of the acquisition agreement for Littlewoods Gaming, Littlewoods Gaming has been licensed by Littlewoods Limited (formerly The Littlewoods Organisation), at no cost, to use “Littlewoods” as part of the Littlewoods Gaming branding for betting, gaming and lottery products. The agreement will run until 3 September 2010 unless previously terminated (for material breach or insolvency) or renewed by agreement between the parties. Having completed an annual impairment review, the Directors consider that the projected future net income streams support a 20 year amortisation period.

The goodwill arising on the acquisition of Zetters Pools business is being amortised on a straight-line basis over three years. This is the period over which the Directors estimate that the value of the underlying business is expected to exceed the values of the identifiable net assets.

The “other” intangible fixed assets relate to costs incurred in respect of developing interactive television gaming products. These will be amortised on a straight-line basis over their estimated useful life (five years) upon commencement of the games.

14. Tangible fixed assets

	Long leasehold
	land and	Plant and	Work in
	buildings	machinery	progress	Total
	£m	£m	£m	£m
Group
Cost:
At 1 January 2003	1.8	13.3	0.3	15.4
Additions	0.1	1.7	1.0	2.8
Reclassification	—	0.3	(0.3)	—
Disposals	(0.1)	(0.3)	—	(0.4)
At 31 December 2003	1.8	15.0	1.0	17.8
Depreciation:
At 1 January 2003	0.1	6.8	—	6.9
Provided during the period	0.1	2.0	—	2.1
Disposals	—	(0.3)	—	(0.3)
At 31 December 2003	0.2	8.5	—	8.7
Net book value at 31 December 2002	1.7	6.5	0.3	8.5
Net book value at 31 December 2003	1.6	6.5	1.0	9.1

14. Tangible fixed assets (continued)

	Long leasehold
	land and	Plant and	Work in
	buildings	machinery	progress	Total
	£m	£m	£m	£m
Company
Cost:
At 1 January 2003	—	0.8	—	0.8
Additions	—	—	—	—
Disposals	—	—	—	—
At 31 December 2003	—	0.8	—	0.8
Depreciation:
At 1 January 2003	—	—	—	—
Provided during the period	—	0.1	—	0.1
At 31 December 2003	—	0.1	—	0.1
Net book value at 31 December 2002	—	0.8	—	0.8
Net book value at 31 December 2003	—	0.7	—	0.7

15. Investments

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Investments in Group companies:
At 1 January 2003 and 31 December 2003	—	—	167.1	167.1

Investments in Group companies are stated at cost.

15. Investments (continued)

Details of the investments in which the Company directly or indirectly holds more than 10% of the nominal value of any class of share capital are:

		Proportion of
		voting rights
Name of company	Holding	and shares held	Nature of business
Littlewoods Gaming Limited	Ordinary shares	100%	Intermediate holding company
Littlewoods Promotions Limited	Ordinary shares	100%	Betting and gaming
Littlewoods Leisure Limited	Ordinary shares	100%	Dormant
Littlewoods Leisure Marketing Services Limited	Ordinary shares	100%	Dormant
Littlewoods Competitions Company Limited	Ordinary shares	100%	Dormant
Littlewoods Lotteries Limited	Ordinary shares	100%	Management of charity lotteries
Littlewoods Pools Limited	Ordinary shares	100%	Dormant
Littlewoods of Liverpool Limited	Ordinary shares	100%	Asset hiring
Bet 247 Limited	Ordinary shares	100%	Gaming
Littlewoods Leisure.com Limited	Ordinary shares	100%	Dormant
UKCL Limited	Ordinary shares	100%	Dormant
Rodime Technologies Limited	Ordinary shares	100%	Dormant
LWL Management NV	Ordinary shares	100%	Gaming
Littlewoods Isle of Man Limited	Ordinary shares	100%	Gaming
Littlewoods Alderney Limited	Ordinary shares	100%	Gaming
Littlewoods Bet Direct Limited	Ordinary shares	100%	Dormant
Sportech Trustees Limited	Ordinary shares	100%	Pension fund trustee

All of these companies have been included in the consolidated financial statements and are incorporated in England and Wales with the exceptions of Rodime Technologies Limited (incorporated in Scotland), Littlewoods Isle of Man Limited (incorporated in the Isle of Man), LWL Management NV (incorporated in Netherlands Antilles) and Littlewoods Alderney Limited (incorporated in Alderney).

16. Stocks

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Consumable stores	—	0.1	—	—

17. Debtors

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Amounts falling due within one year:
Trade debtors	1.2	1.6	—	—
Amounts owed by Group companies	—	—	20.2	26.8
Other debtors	0.8	0.8	0.3	0.2
Prepayments	7.5	5.9	4.2	2.2
	9.5	8.3	24.7	29.2

Amounts falling due after more than one year:
Deferred tax	0.7	1.0	—	—

Deferred tax comprises:
Accelerated capital allowances	0.7	1.0	—	—
	0.7	1.0	—	—

Movement in deferred tax asset during the year:
At 1 January 2003	1.0		—
Amount charged to profit and loss	(0.3)		—
At 31 December 2003	0.7		—

18. Cash

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Cash balances held on behalf of registered charities(1)	1.8	1.7	—	—
Cash balance constituting committed security(2)	1.3	2.3	—	—
Cash balance constituting security for gaming licence(3)	—	2.0	—	—
Other cash balances	1.0	—	—	—
	4.1	6.0	—	—

(1) Cash balances held on behalf of registered charities relate to the sale of charity scratchcards in respect of charity lotteries which have not reached their final sale date and for which proceeds have not been passed to the charities concerned.

(2) The cash balance constituting committed security relates to deferred payments which must be made under a contractual obligation of a subsidiary company. The contract is with Rehab Charity Lotteries, and relates to the running of charity lotteries.

(3) The cash balance constituting security for a gaming licence represented a deposit made into an Isle of Man bank account which was required to obtain a gaming licence in the Isle of Man for the on-line casino. Following the transfer of the casino from the Isle of Man to the Netherlands Antilles, and confirmation being given to the Isle of Man Government that all customers’ balances had been refunded, this cash balance was released back to the Group.

19. Creditors: amount falling due within one year

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Current instalments due on loans	15.9	15.9	15.9	15.9
Bank overdrafts	6.9	5.7	5.6	—
Trade creditors	3.6	4.6	0.1	—
Amounts owed to Group companies	—	—	49.0	44.0
Corporation tax	1.7	1.4	0.1	—
Other taxes and social security costs	2.6	2.8	—	—
Accruals and deferred income	13.6	13.1	0.3	0.5
	44.3	43.5	71.0	60.4

20. Creditors: amounts falling due after more than one year

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Amounts due on hire purchase contracts	0.2	—	—	—
Bank loans	94.0	104.0	94.0	104.0
	94.2	104.0	94.0	104.0

Bank loans are repayable as follows:

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Within one year	15.9	15.9	15.9	15.9
Between one and two years	16.0	16.0	16.0	16.0
Between two and five years	78.0	48.0	78.0	48.0
After five years	—	40.0	—	40.0
	109.9	119.9	109.9	119.9

In order to finance the acquisition of Littlewoods Gaming, loans and overdrafts were arranged with and drawn from the Bank of Scotland. In respect of the loans, two separate loan facilities were negotiated:

•

the first facility was for a term loan of £110.0m repayable over five years commencing 18 months from the draw down of the loan. £16.0m of scheduled payments were made in the year (2002: £16.0m). The balance remaining to be repaid on this facility at 31 December 2003 was £78.0m. The repayment terms of this loan were renegotiated during the prior financial year and at 31 December 2003, the loan was repayable by 31 December 2008.

•

the second was a facility for £30.0m repayable, in whole or in part, at the Company’s discretion at 30 days notice but with a fixed repayment date, if this option was not exercised, of 31 December 2006. The balance remaining to be repaid on this facility at 31 December 2003 was £24.0m. The repayment terms of this loan were also renegotiated during the prior financial year, and at 31 December 2003 the loan was repayable by 31 December 2008. No repayments were made during the year (2002: £Nil).

During the previous financial year, further loans and working capital facilities were agreed with the Bank of Scotland to assist in the financing of the Group’s investment in interactive developments:

•

loan facilities of £11.0m were made available to the Company repayable, in whole or in part, at the Company’s discretion but with a fixed repayment date, if this option was not exercised, of 31 December 2008. A further £6.0m has been drawn against this facility during the year (2002: £2.0m), to make the total drawn £8.0m.

20. Creditors: amounts falling due after more than one year (continued)

Since the end of the financial year, loan repayments have been renegotiated with the Bank of Scotland, and the bank loans are now repayable as follows:

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Within one year	3.9	15.9	3.9	15.9
Between one and two years	10.0	16.0	10.0	16.0
Between two and five years	60.0	48.0	60.0	48.0
After five years	36.0	40.0	36.0	40.0
	109.9	119.9	109.9	119.9

Amounts due on hire purchase contracts are repayable as follows:

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Between two and five years	0.2	—	—	—

21. Financial instruments

The Group’s financial instruments, other than derivatives, comprise bank loans, a hire purchase agreement, bank overdraft and cash and term bank deposits, as well as trade debtors and creditors that arise directly from its operations. The main purpose of these financial instruments is to provide finance for the Group’s future operations.

The Group also enters into derivative transactions (principally interest rate swaps, caps and floors, and forward foreign currency contracts). The purpose of such transactions is to manage the interest and currency risks arising from the Group’s operations and its sources of finance.

The main risks arising from the Group’s financial instruments are interest rate risk and liquidity risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. Short-term debtors and creditors have been excluded from all the following disclosures, in accordance with FRS 13  “Derivatives and Other Financial Instruments”.

(a) Financial liabilities

It is the Group’s policy to hedge its interest rate risk using interest rate swaps, floors and caps. An analysis of the Group’s financial liabilities, all of which are denominated in sterling, is set out below:

	2003	2002
	£m	£m
Fixed rate	0.2	—
Floating rate	116.9	125.7
Non-interest bearing	—	—
Total	117.1	125.7

Fixed rate financial liabilities weighted averages:
Interest rate (%)	5.2%	n/a
Period for which rate is fixed (months)	60	n/a

Floating rates are based on LIBOR. For financial years 2004–2005, the balance of the first loan facility described in note 20 less £6.0m is hedged using an interest rate cap at 6%. At the year end, this represented £72.0m.

The maturity profile of the Group’s borrowings is set out in note 20. All other financial liabilities are repayable within one year or on demand.

21. Financial instruments (continued)

(b) Financial assets

Financial assets comprise cash at bank and term deposits of £4.1m (2002: £6.0m), further details of which can be found in note 18, and the interest rate cap noted in (a) of £0.6m (2002: £0.9m).

Term bank deposits are placed on a seven day rolling basis and earn interest at rates based on the Bank of England base rate. The cash at bank, which is on a floating rate, earns interest based on the Bank of England base rate.

All financial assets mature within one month of the year end, with the exception of the interest rate cap.

(c) Currency exposures

It is the Group’s policy to hedge against foreign currency risk by entering into forward foreign currency contracts to eliminate the currency exposures that arise on transactions denominated in foreign currencies.

At both the current and prior period ends all amounts in the balance sheet were receivable or payable in pounds sterling, and hence the Group had no exposure to foreign currency movements at the year end. There are no foreign exchange hedges at the year end (2002: Nil).

(d) Borrowing facilities

The Group has various available borrowing facilities, including the loan facilities set out in note 20. The undrawn committed facilities at 31 December 2003 in respect of which all conditions precedent had been met were as follows:

	2003	2002
	£m	£m
Expiring in:
– one year or less	0.7	0.3
– more than one year but less than two years	—	—
– more than two years	3.0	9.0
	3.7	9.3

(e) Fair values of financial assets and financial liabilities

The fair value of the financial assets and liabilities is not materially different from the book value, with the exception of the interest rate cap, which has a book value of £0.6m (2002: £0.9m) and a fair value of £nil (2002: £0.1m).

22. Called up share capital

Authorised

	2003		2002
	Number		Number
	000	£m	000	£m
Ordinary shares of 5p each:
At 1 January 2003 and 31 December 2003	785,000	39.3	785,000	39.3

Deferred shares of 5p each:
At 1 January 2003	—	—	17,058	0.9
Capital reconstruction (note 25)	—	—	(17,058)	(0.9)
At 31 December 2003	—	—	—	—

Allotted, called up and fully paid
Ordinary shares of 5p each:
At 1 January 2003 and 31 December 2003	592,074	29.6	592,074	29.6

Deferred shares of 5p each:
At 1 January 2003	—	—	17,058	0.9
Capital reconstruction (note 25)	—	—	(17,058)	(0.9)
At 31 December 2003	—	—	—	—

Total share capital		29.6		29.6

The deferred shares had no entitlement to participate in the profits of the Company or to vote in General Meetings of the Company. On a winding up of the Company the deferred shareholders were only entitled to be repaid their subscription price after payment has been made to ordinary shareholders of £10,000 in respect of each ordinary share in issue. For the purposes of FRS 4 “Capital Instruments”, the deferred share capital of £852,890 constituted non-equity shareholders’ funds.

Potential issue of ordinary shares

Certain Directors and Senior Executives hold options to subscribe for shares in the Company at prices ranging from 14.75p to 19.25p under share option schemes approved by the shareholders. During 2003 options on 10,000,000 shares were granted (2002: 6,300,000); no options were exercised (2002: Nil) and 5,000,000 options lapsed (2002: Nil). The number of shares subject to options, the periods in which they were granted and the periods in which they may be exercised are given below:

	Exercise price		2003	2002
Year of grant	Pence	Exercise period	Number	Number
2001	14.75	2004–2011	4,200,000	5,700,000
2002	17.42	2005–2012	4,700,000	6,300,000
2003 (March)	12.25	2006–2013	5,600,000	—
2003 (November)	19.25	2006–2013	2,500,000	—
			17,000,000	12,000,000

The options are exercisable at any time during the seven year period commencing three years from the date of the grant. Exercise of the 2001 and 2002 options is subject to the market value of the shares being not less than 35.0p for a period of five consecutive dealing days at any time in the period of six months prior to the date the option is first exercised. Exercise of the March 2003 options is subject to growth in earnings per share over a three year period from 2002 of 20%, 15% and 10% per annum. Exercise of the November 2003 options is subject to growth in earnings per share over a three year period from 2003 of 20%, 15% and 10% per annum.

23. Reserves

Profit and
loss account
£m
Group
At 1 January 2003	1.9
Loss for the year	(0.2)
At 31 December 2003	1.7

Company
At 1 January 2003	3.9
Loss for the year	(4.8)
At 31 December 2003	(0.9)

24. Shareholders’ funds

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Equity	31.3	31.5	28.7	33.5

25. Capital reconstruction

Following confirmation from the Court of Session in Scotland, the following became effective from 23 December 2002:

•

the Parent Company’s share premium account was used to eliminate a deficit in distributable reserves of the same amount by transfer to the profit and loss account reserve; and

•

the Parent Company’s deferred share capital was cancelled, resulting in a credit to the profit and loss account reserve equal to the nominal value of the cancelled shares. The rights which were attached to the deferred shares are summarised in note 22.

A summary of the entries made during the prior year is as follows:

	Deferred	Share
	share	premium	Profit and
	capital	account	loss account
	£m	£m	£m
Cancellation of deferred share capital	(0.9)	—	0.9
Transfer of share premium account	—	(47.1)	47.1
Total	(0.9)	(47.1)	48.0

26. Reconciliation of operating profit to operating cash flows

	2003	2002
	£m	£m
Operating profit	9.5	11.4
Depreciation on tangible fixed assets	2.1	2.4
Amortisation of goodwill	9.1	8.8
Surplus on disposal of tangible fixed assets	—	(0.1)
Surplus on disposal of business	—	(0.5)
Decrease in stocks	0.1	0.1
Decrease/(increase) in trade debtors	0.4	(0.3)
Decrease in other debtors	—	0.4
Increase in prepayments	(1.9)	(2.5)
(Decrease)/increase in trade creditors	(1.0)	0.3
Decrease in other taxes	(0.2)	(1.2)
Increase/(decrease) in accruals and deferred income	0.5	(0.7)
Net cash inflow from operating activities	18.6	18.1

Included within cash balances in 2002 was £2.0m of cash to which the Group had restricted access. This related to a deposit placed on the Isle of Man during 2002 in connection with the on-line casino business. This cash could only have been accessed with the permission of the Isle of Man Government. Consequent upon the transfer of the casino to the Netherlands Antilles, this cash has been released back to the Group (See note 18(3)).

27. Analysis and reconciliation of net debt

	At			At
	1 January		Other	31 December
	2003	Cash flow	movements	2003
	£m	£m	£m	£m
Cash at bank and in hand excluding charity cash balances	4.3	(2.0)	—	2.3
Bank overdrafts	(5.7)	(1.2)	—	(6.9)
	(1.4)	(3.2)	—	(4.6)
Debt due within one year	(15.9)	16.0	(16.0)	(15.9)
Debt due after one year	(104.0)	(6.0)	16.0	(94.0)
Hire purchase contracts	—	—	(0.2)	(0.2)
	(119.9)	10.0	(0.2)	(110.1)
	(121.3)	6.8	(0.2)	(114.7)

27. Analysis and reconciliation of net debt (continued)

	2003	2002
	£m	£m
Decrease in cash in period	(3.1)	(9.7)
Movement in charity cash	(0.1)	(0.5)
Change in net debt resulting from cash flows	(3.2)	(10.2)
New hire purchase contracts	(0.2)	—
Cash inflow from increase in loans	(6.0)	(2.0)
Cash outflow from repayment in loans	16.0	16.0
Amortisation of deferred loan arrangement fee	—	(0.1)
Movement in net debt for the period	6.6	3.7
At 1 January 2003	(121.3)	(125.0)
At 31 December 2003	(114.7)	(121.3)

28. Capital commitments

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Contracts placed for future capital expenditure not provided for in the financial statements	1.0	0.6	—	—

29. Operating lease commitments

Annual commitments under non-cancellable operating leases in respect of land and buildings are as follows:

	Group		Company
	2003	2002	2003	2002
	£m	£m	£m	£m
Expiring between two and five years	0.1	0.1	—	—
Expiring after more than five years	0.2	0.2	0.2	0.2
	0.3	0.3	0.2	0.2

30. Other financial commitments

In December 1996, an incentive scheme to reward Football Pools collectors was established by a subsidiary company. Under the terms of the scheme, the collectors earn points on the basis of their sales. These points can be converted into vouchers to purchase items from high street shops. On the basis of similar schemes, a redemption rate attributable to these points has been established and an appropriate charge made in these accounts. The liability in respect of the points not provided for in these financial statements amounts to £2.6m (2002: £2.4m).

31. Related party transactions

The extent of transactions with related parties of Sportech PLC as defined by FRS 8 “Related Party Disclosures”, and the nature of the relationship with them are summarised below:

(a)

The Foundation for Sport and the Arts is a UK discretionary trust which was established in 1991 with the aim of encouraging and developing involvement in general sports activities and in the arts. The contributions are made by Littlewoods Promotions Limited and the trustees include Gary Speakman, a Director of both Sportech PLC and Littlewoods Promotions Limited.

Contributions of £1.3m were made in the year (2002: £1.9m). At 31 December 2003, £0.1m (31 December 2002: £0.1m) was owed to The Foundation for Sport and the Arts.

(b)

The Bank of Scotland provided loan finance for the acquisition of Littlewoods Gaming, and is a significant shareholder, as set out in the Directors’ Report.

The details of the balances on the loans as at 31 December 2003 and 31 December 2002 are set out in note 20. Interest on these loans amounting to £6.4m (2002: £7.3m) has been charged in these financial statements.

The Group has also entered into interest rate swap and cap transactions with the Bank of Scotland, as set out in note 21. £Nil (2002: £1.0m) of interest was charged and £0.1m (2002: £Nil) of interest was received under interest rate swap contracts.

(c)

The Group’s head office, Sportech House, is owned by Northern Trust Company Limited. There is common control of Northern Trust Company Limited and Newby Manor Limited, which is a significant shareholder as set out in the Directors’ Report.

£0.2m of rent has been charged in these financial statements (2002: £0.2m). The lease period is for ten years and the contract included an initial rent free period of six months, the equivalent cost of which is being held in Accruals and Deferred Income and amortised over the period to the earliest break point in the contract (five years), in accordance with UITF 28 “Operating Lease Incentives”. At 31 December 2003, £0.1m (31 December 2002: £0.1m) was held in Accruals and deferred income.

32. Pension scheme

The Group participates in two pension schemes. One is a defined contribution stakeholder scheme, and the second is a defined benefit scheme, which is funded.

Summary of pension contributions paid

	2003	2002
	£m	£m
Defined contribution scheme contributions	0.4	0.4
Defined benefit scheme contributions	0.2	0.2
Total pension contributions (see note 8)	0.6	0.6

Defined contribution scheme

Those employees who joined the Group consequent upon the acquisition of Littlewoods Gaming and who were aged under 50 on 4 September 2000, and all other employees of Sportech can join a stakeholder pension scheme established on 6 April 2001. The contributions to this scheme are made at a maximum rate of 8% of pensionable salaries.

Defined benefit scheme

Pursuant to the sale agreement between Littlewoods Limited and Sportech, a defined benefit scheme has been set up for those employees who joined the Group consequent upon the acquisition of Littlewoods Gaming and who were aged 50 or over on 4 September 2000, the date of the acquisition. This scheme was formed on 6 April 2001 and at 31 December 2003 has 58 members (31 December 2002: 65 members).

The Group has continued to account for pensions in accordance with SSAP 24 and the disclosures required by that standard are set out in (i) on the following page. FRS 17 “Retirement Benefits” was issued in November 2000 but the Group is not required to implement the new standard fully, however FRS 17 “Retirement Benefits” requires certain disclosures to be made in these accounts. To the extent that they are different or additional to those required under SSAP 24 these are set out in (ii) on pages 50 to 52.

32. Pension scheme (continued)

Defined benefit scheme (continued)

(i)

SSAP 24

The most recent actuarial valuation was carried out at 31 December 2003 by the independent actuary. The principal assumptions and results of the valuation are set out below:

Discount rate and expected rate of investment return	6.0%
Rate of increase in pensionable salaries	4.5%
Rate of increase in pensions in payment and inflation	3.0%
Market (and actuarial) value of assets	£1.0m
Level of funding (actuarial value of assets as a percentage of accrued service liabilities)	140.0%

The next actuarial valuation is due to be carried out no later than 31 December 2006.

The contributions of the employees have been set at the rates set out in the rules of the fund of 6% of pensionable salary. The contributions of the relevant Group companies are 20.2% of pensionable salary.

The total charge for the year in the accounts of the Group was £0.2m (2002: £0.2m). There were no outstanding or prepaid contributions at either the beginning or end of the year.

(ii)

FRS 17 “Retirement Benefits”

The valuation used for FRS 17 “Retirement Benefits” disclosures has been based on the most recent actuarial valuation at 31 December 2003. The principal assumptions used by the actuary for this purpose are set out below:

	2003	2002	2001
Rate of increase in pensionable salaries	4.3%	4.0%	4.2%
Rate of increase in pensions in payment	2.8%	2.5%	2.7%
Discount rate	5.3%	5.4%	5.7%
Inflation assumption	2.8%	2.5%	2.7%

The assets in the scheme and the expected rates of return (net of administrative expenses) were:

	Long-term		Long-term		Long-term
	rate of return		rate of return		rate of return
	expected	Value at	expected	Value at	expected	Value at
	31 December	31 December	31 December	31 December	31 December	31 December
	2003	2003	2002	2002	2001	2001
	%	£m	%	£m	%	£m
Equities	7.1	0.7	7.3	0.3	—	—
Bonds	—	—	—	—	—	—
Cash	4.0	0.3	4.0	0.3	4.5	0.3
Total market value of assets		1.0		0.6		0.3
Present value of scheme liabilities		(0.8)		(0.5)		(0.3)
Surplus in the scheme		0.2		0.1		—
Related deferred tax liability		—		—		—
Net pension asset		0.2		0.1		—

32. Pension scheme (continued)

Defined benefit scheme (continued)

(ii)

FRS 17 “Retirement Benefits” (continued)

If the above amounts had been recognised in the financial statements, the Group’s net assets and profit and loss reserves at 31 December 2003 and 31 December 2002 would be as follows:

	2003	2002
	£m	£m
Net assets excluding pension asset	31.3	31.5
Pension asset	0.2	0.1
Net assets including pension asset	31.5	31.6

Profit and loss reserve excluding pension asset	1.7	1.9
Pension reserve	0.2	0.1
Profit and loss reserve	1.9	2.0

Analysis of the amount charged to operating profit

The following amounts would have been charged to the profit and loss account in the year to 31 December 2003 under the requirements of FRS 17 “Retirement Benefits”:

	2003	2002
	£m	£m
Current service	0.2	0.2
Past service cost	—	—
Total operating charge	0.2	0.2

Movement in surplus during the year

	2003	2002
	£m	£m
Surplus in scheme at the beginning of the year	0.1	—
Movement:
– current service cost	(0.2)	(0.2)
– contributions	0.2	0.2
– past service cost	—	—
– other finance income	—	—
– actuarial gain	0.1	0.1
Surplus in the scheme at the end of the year	0.2	0.1

Analysis of the amount credited to other finance income

The following amounts would have been credited to other finance income in the year to 31 December 2003 under the requirement of FRS 17 “Retirement Benefits”:

	2003	2002
	£m	£m
Expected return on scheme assets	—	—
Interest on pension scheme liabilities	—	—
Net return	—	—

32. Pension scheme (continued)

Defined benefit scheme (continued)

(ii)

FRS 17 “Retirement Benefits” (continued)

Analysis of the amount recognised in the statement of total recognised gains and losses

The following amounts would have been recognised in the statement of total recognised gains and losses in the year to 31 December 2003 under the requirement of FRS 17 “Retirement Benefits”:

	2003	2002
	£m	£m
Actual return less expected return on pension scheme assets	0.2	—
Experience gains and losses arising on scheme liabilities	—	0.1
Changes in the assumptions underlying the present value of the scheme liabilities	—	—
Actuarial gain recognised in the statement of total recognised gains and losses	0.2	0.1

History of experience gains and losses

	2003	2002
Difference between actual and expected return on scheme assets:
Amount (£m)	0.2	—
Percentage of scheme assets	17.5%	0.7%

Experience gains and losses on scheme liabilities
Amount (£m)	—	0.1
Percentage of the present value of scheme liabilities	5.4%	21.1%

Total amount recognised in statement of total recognised gains and losses:
Amount (£m)	0.2	0.1
Percentage of the present value of scheme liabilities	23.5%	19.4%

Shareholder Information

For any shareholder enquiries, please contact:

Suzanne Judge
Head of Corporate Communication

Sportech PLC
Sportech House
Enterprise Way
Wavertree Technology Park
Liverpool L13 1FB

Call:

0151 288 3059

Email:

suzanne.judge@littlewoodsgaming.com

Click:

www.sportechplc.com

To Access our Products

To play Littlewoods Football Pools and Football Games
Call: 0800 490 000
Click: www.littlewoodsgameon.com
View: Sky Active Winzone
ITV interactive (launches in 2004)
Visit: Local newsagents and convenience stores
Collector: UK network of collectors visit customers at home

To play Zetters Football Pools
Call: 0800 132 319
Click: www.zetters.com
Visit: Local newsagents and convenience stores
Collector: UK network of collectors visit customers at home

To place a bet with Littlewoods Bet Direct
Call: 0800 211 222
Click: www.betdirect.net
View: Sky Active Sports Betting
ITV interactive (launches in 2004)

To play Littlewoods Games & Lotteries
Call: 0800 731 7575
Click: www.littlewoodsgameon.com
View: Sky Active Winzone
ITV interactive (launches in 2004)
Visit: Sainsbury's and selected Safeway stores (charity scratchcards), post offices, newsagents and convenience stores
Collector: UK network of collectors visit customers at home

To play Littlewoods Casino
Click: www.littlewoodscasino.com

To play Littlewoods Poker
Click: www.littlewoodspoker.com

Notice of Annual General Meeting

NOTICE IS HEREBY GIVEN that the twenty-fourth Annual General Meeting of the Company will be held at Sportech House, 2 Enterprise Way, Wavertree Technology Park, Wavertree, Liverpool L13 1FB, on 28 May 2004 at 11.30am for the following purposes:

Ordinary business

1.

To receive the accounts of the Company for the year ended 31 December 2003, the Directors’ Report and Auditors’ Report;
(“Resolution 1”).

2.

To approve the Remuneration Report (as that term is used in section 241A of the Companies Act 1985) for the year ended 31 December 2003;
(“Resolution 2”).

3.

To re-appoint Roger Withers retiring by rotation in accordance with the Articles of Association as a Director of the Company;
(“Resolution 3”).

4.

To re-appoint Kathryn Revitt retiring by rotation in accordance with the Articles of Association as a Director of the Company;
(“Resolution 4”).

5.

To re-appoint George Rushton in accordance with the Articles of Association as a Director of the Company;
(“Resolution 5”).

6.

To appoint PricewaterhouseCoopers LLP as auditors of the Company to hold office from the conclusion of the Meeting until the conclusion of the next General Meeting of the Company at which accounts are laid and to authorise the Directors to fix their remuneration;
(“Resolution 6”).

Special business

7.

To consider and, if thought fit, pass the following resolution which will be proposed as an ordinary resolution:

THAT the Directors be and are hereby generally and unconditionally authorised for the purposes of Section 80 of the Companies Act 1985 (the Act) to exercise all powers of the Company to allot relevant securities (as defined in Section 80(2) of the Act) up to a maximum nominal amount of £9,646,293 at any time during the period of five years from the date on which this resolution is passed, and that the Directors be entitled under the authority conferred by Section 80(7) of the Act and this resolution to make at any time prior to the expiry of such authority any offer or agreement which would or might require relevant securities of the Company to be allotted after the expiry of such authority;
(“Resolution 7”).

8.

To consider and, if thought fit, pass the following resolution which will be proposed as a special resolution:

THAT the Directors of the Company be and are hereby empowered pursuant to Section 95 of the Companies Act 1985 (the Act) to allot equity securities (within the meaning of Section 94 of the Act) for cash pursuant to the authority conferred by the previous resolution as if Section 89(1) of the Act did not apply to any such allotment:

(a)

in connection with an offer of equity securities by way of rights or any other offer on a pre-emptive basis where the equity securities are offered to the holders of ordinary shares in proportion to their respective holdings of ordinary shares and (where applicable) to other holders of equity securities, but subject in each case to such exclusions or other arrangements as the Directors of the Company may deem to be necessary or expedient in relation to fractional entitlements or any legal or practical problems under the laws of any territory or the requirements of any regulatory body or stock exchange; and

(b)

otherwise than pursuant to paragraph (a) up to an aggregate nominal amount of £1,480,185 representing 5% in a nominal amount of the current issued ordinary share capital of the Company;

such power to expire on the date of the Annual General Meeting of the Company to be held in 2005 or, if earlier, 15 months from the date that this resolution is passed but so that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors of the Company may allot equity securities in pursuance of such offer or agreement as if this power had not expired;

The power given by this resolution applies in relation to a sale of shares which is an allotment of equity securities by virtue of Section 94(3A) of the Act as if in the first sentence of this resolution, the words “pursuant to the authority conferred by the previous resolution” were omitted;
(“Resolution 8”).

Special business (continued)

9.

To consider and, if thought fit, pass the following resolution which will be proposed as an ordinary resolution:

THAT the limit of 3% of the Company’s issued ordinary share capital from time to time over which options may be granted under the Sportech Share Option Scheme (the Scheme) be removed in respect of future grants of options under the Scheme and replaced with a limit of 5% of the Company’s issued ordinary share capital from time to time;
(“Resolution 9”).

By Order of the Board

Robert Haggis

Company Secretary

Registered office:

249 West George Street

Glasgow G2 4RB

Notes

1.

A member who is entitled to attend and vote at the above Meeting is entitled to appoint one or more proxies to attend and, on a poll, vote instead of him. A proxy need not be a member of the Company. A Form of Proxy is enclosed with this document. The completion and return of a Form of Proxy will not preclude members entitled to attend and vote at the Meeting from doing so if they wish.

2.

To be effective, the Form of Proxy, duly executed, together with the Power of Attorney (if any) under which it is signed, must be lodged at the offices of the Company’s Registrars, Capita Registrars, Proxy Department, PO Box 25, Beckenham, Kent BR3 4BR by not later than 24 hours before the time appointed for the holding of the Meeting.

3.

Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company specifies that only those members registered in the register of members of the Company at 11.30am on 27 May 2004 or, in the event that this Meeting is adjourned, in the register of members 24 hours before the time of any adjourned Meeting, shall be entitled to attend and vote at the Meeting in respect of the number of shares registered in their name at that time. Changes to the entries on the register of members after 11.30am on 27 May 2004 or, in the event that the Meeting is adjourned, in the register of members 24 hours before the time of any adjourned Meeting, shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

4.

The register of interests of Directors kept in accordance with section 325 of the Companies Act 1985 will be available for inspection at the Meeting.

5.

Copies of all the Directors’ service contracts will be available for inspection at the Company’s registered office during normal business days from the date of this Notice until the close of the Meeting and on 28 May 2004 at Sportech House, 2 Enterprise Way, Wavertree Technology Park, Wavertree, Liverpool, L13 1FB from 11.15am until the conclusion of the Meeting.

6.

Biographical details for each of the Directors proposed to be re-appointed are set out on page 12 of the annual report and accounts.

7.

Explanatory notes regarding Resolutions 7, 8 and 9 appear on page 17 of the annual report and accounts.

Form of Proxy

For use at the twenty-fourth Annual General Meeting of Sportech PLC to be held at Sportech House, 2 Enterprise Way, Wavertree Technology Park, Wavertree, Liverpool L13 1FB on 28 May 2004 at 11.30am.

I/We

(FULL NAME IN BLOCK LETTERS PLEASE)

of

(ADDRESS)

being a member/members of the above-named Company hereby appoint or the Chairman of the Meeting (Note 6) as my/our proxy to vote for me/us at the above-mentioned Annual General Meeting of the Company and at any adjournment thereof, as directed below.

I/We wish my/our proxy to vote on the resolutions as follows. Please insert X in the appropriate box.

Resolutions		For	Against
1.	Ordinary resolution – to receive the accounts of the Company for the year ended 31 December 2003, the Directors’ Report and the Auditors’ Report
2.	Ordinary resolution – to approve the Remuneration Report for the year ended 31 December 2003
3.	Ordinary resolution – that Roger Withers, a retiring Director, be re-appointed a Director of the Company
4.	Ordinary resolution – that Kathryn Revitt, a retiring Director, be re-appointed a Director of the Company
5.	Ordinary resolution – that George Rushton, a Director appointed by the Board during the year, be re-appointed a Director of the Company
6.	Ordinary resolution – to appoint PricewaterhouseCoopers LLP as Auditors and to authorise the Directors to fix their remuneration
7.	Ordinary resolution – to authorise the Directors to allot the ordinary shares in the Company
8.	Special resolution – to disapply pre-emption rights in respect of the Directors’ authority granted in Resolution 7
9.	Ordinary resolution – to increase the limit of 3% to 5% in respect of the authority to grant options over shares in the Company’s option scheme

Unless otherwise directed, the proxy will vote or abstain as he thinks fit.

As witness my/our hand(s) this

 day of

 2004

Signed

Notes

1.

To be valid this Form of Proxy together with any power of attorney or other authority under which it is signed, or a notarially certified copy of that power or authority, must be lodged at the offices of Capita Registrars, Proxy Department, PO Box 25, Beckenham, Kent BR3 4BR, not later than 24 hours before the time fixed for the holding of the Meeting or adjourned Meeting. Any alterations made to the form should be initialled.

2.

If the appointor is a corporation, this form must be under its common seal or under the hand of an officer or attorney so authorised.

3.

In the case of joint registered holders, the signature of any one holder will be sufficient but the names of all the joint holders should be stated.

4.

If this form is returned without any indication as to how the proxy shall vote, or where the business of the Meeting includes any resolution not set out in this form, the proxy will exercise his discretion as to whether, and if so how, he votes.

5.

A proxy need not be a member of the Company.

6.

If you wish to appoint some person other than the Chairman as your proxy, please complete the form with your proxy’s full name, delete the words “the Chairman of the Meeting” and initial the alteration. If no name is inserted, the Chairman of the Meeting will act as your proxy.

Sportech PLC

Sportech House

Enterprise Way

Wavertree Technology Park

Liverpool L13 1FB

Tel. 0151 525 3677

www.sportechplc.com